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                                  EXHIBIT 8.2

                          FORM OF STATE TAX OPINION
                          OF MONROE SHINE & CO., INC.
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                                                                  _________,1998

Board of Directors
Peoples Building and Loan Association, F.A.
PBC Holding Company
819 Main Street
Tell City, Indiana 47586

     Re: Certain State Income Tax Consequences Relating to Proposed Holding Company of Peoples Building and Loan Association, F.A.

To the Board of Directors:

In accordance with your request, set forth herein is the opinion of this firm regarding certain Indiana income tax consequences of the proposed conversion of Peoples Building and Loan Association, F.A., ("the Association") from a federally-chartered mutual savings and loan association to a federally-chartered stock savings bank (the "Converted Association")(the "Stock Conversion") and the concurrent acquisition of 100% of the outstanding capital stock of the Converted Association by a parent Holding Company formed a the direction of the Board of Directors of the Association and to be known as PCB Holding Company, (the "Holding Company").

In connection with the opinions expressed below, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the Plan of Conversion as adopted by the Association's Board of Directors of January 14, 1998, and subsequently amended on March 16, 1998 (the "Plan"); the federal mutual charter and bylaws of the Association; the Certificate of Incorporation and bylaws of Holding Company; the affidavit of representations dated ___________________, 1998 provided to us by the Association and the Holding Company (the "Affidavit"), and the prospectus (the "Prospectus") included in the registration statement on Form SB-2 filed with the Securities and Exchange Commission on March __, 1998 (the "Registration Statement"). We have assumed the representations are true and that the parties to the conversion will act in accordance with the Plan also, we have relied upon the federal tax opinion of Breyer and Aguggia dated ________________, 1998 ("Federal Tax Opinion"), incorporated hereunder by reference.

Pursuant to the Plan, the Association will undergo the stock conversion whereby it will be converted from a federally-chartered savings and loan association to a federally-chartered stock savings bank to be know as Peoples Community Bank. As part of the stock conversion, the Association will amend its existing mutual savings and loan association charter and bylaws to read in the form of a federal stock charter and bylaws. The Converted Association will then issue to the Holding Company shares of the Converted Association's common stock, representing all of the share of capital stock to be issued by the Converted Association in the conversion, in exchange for payment by the Holding Company of 50% of the net proceeds realized by the Holding Company from such sale of its common stock, or such other percentage as the Officer of Thrift Supervision may authorize or require.

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Also, pursuant to the Plan, the Holding Company will offer its shares of common stock for sale in a subscription offering and if necessary, a direct community offering. The aggregate purchase price at which all shares of common stock will be offered and sold pursuant to the Plan and the total number of shares of common stock to be offered in the conversion will be determined by the Board of Directors of the Association and the Holding Company on the basis of the estimated pro forma market value of the Converted Association as a subsidiary of the Holding Company. The estimated pro forma market value will be determined by an independent appraiser.

The Plan provides for the establishment of a liquidation account by the Converted Association for the benefit of all eligible account holders and any supplemental eligible account holders in an amount equal to the net worth of the Association as of the date of the latest statement of financial condition contained in the final prospectus issued in connection with the conversion. The establishment of the liquidation account will not operate to restrict the use or application of any of the net worth accounts of the Converted Association. The liquidation account will be maintained by the Converted Association subsequent to the conversion for the benefit of eligible account holders and supplemental eligible account holders who retain their savings accounts in the Converted Association. Each eligible account holder and supplemental eligible account holder shall, with respect to each savings account held, have a related inchoate interest in a portion of the liquidation account balance and will be paid by the Converted Association in event of Liquidation prior to any liquidation distribution being made with respect to capital stock.

Based on and subject to the foregoing, and the conclusions stated in the Federal Tax Opinion as to the federal income tax consequences of the proposed transaction, it is our opinion that for Indiana income tax purposes, under current law:

A. The stock conversion, Holding Company reorganization and the subsequent stock offering will be treated in an identical manner as it is treated for federal income tax purposes under the Internal Revenue Code. The Internal Revenue Code in effect as of January 1, 1997, is incorporated by reference into the income tax laws of the State of Indiana.

B. Under the income tax laws of the State of Indiana, consummation of the Plan will not be a taxable event to the Converted Association, Holding Company, or to the Association's depositors.

This opinion is given solely for the benefit of the parties to the Plan of Conversion, the shareholders of the Holding Company and eligible account holders, supplemental eligible account holders and other investors who purchase common stock pursuant to the Plan of Conversion, and may not be relied upon by any other party or entity or referred to in any document without our expressed written consent. As noted above, this is limited to the Indiana income tax consequences of the Plan of Conversion and we undertake no responsibility to update or supplement our opinion.

                                        Very truly yours,


                                        Monroe Shine & Co., Inc.